Exhibit 1.1

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$600,000,000 3.85% Notes due August 15, 2026

TERMS AGREEMENT

Dated:  August 16, 2006

To:	ERP Operating Limited Partnership
c/o Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606
Attention: Donna Brandin

Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606
Attention: Donna Brandin

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $600,000,000 aggregate principal amount of 3.85% Notes due August 15, 2026 (the “Initial Underwritten Securities”) and to grant the Underwriters named below (the “Underwriters”) an option to purchase up to an additional $50,000,000 3.85% Notes due August 15, 2026 to cover over-allotments (the “Option Securities,” and collectively with the Initial Underwritten Securities, the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities

Merrill Lynch, Pierce, Fenner & Smith Incorporated.	$300,000,000
Banc of America Securities LLC	100,000,000
Citigroup Global Markets Inc	100,000,000
Morgan Stanley & Co. Incorporated	100,000,000
Total	$600,000,000

The Underwritten Securities shall have the following terms:

Title:	3.85% Notes due August 15, 2026

Principal Amount to be Issued:	$600,000,000

Over-allotment Option:	$50,000,000

Principal Amount per Note:	$1,000.00

Currency:	U.S. Dollars

Form:	Registered book-entry form

Price to Public:	98.75% of the principal amount of the Underwritten Securities

Purchase Price:	98.00% of the principal amount of the Underwritten Securities

Stated Maturity Date:	August 15, 2026

Interest Rate:	3.85% per annum

Interest Payment Dates:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on February 15 and August 15 of each year, beginning February 15, 2007

Record Dates:	The close of business on the February 1 and August 1 preceding the applicable Interest Payment Date

Terms and Conditions of the Notes:

The terms and conditions of the Underwritten Securities are as set forth in the Issuer Free Writing Prospectus attached as an exhibit hereto, the Preliminary Prospectus Supplement dated August 15, 2006, the Base Prospectus, and the Indenture, including the terms and conditions to be reflected in the Second Supplemental Indenture, to be entered into as of August 23, 2006, by and between ERP and J.P. Morgan Trust Company, National Association

Listing:	None

Delayed Contracts:	Not authorized

Registration Rights Agreement:

The Registration Rights Agreement described in the Preliminary Prospectus Supplement dated August 15, 2006, to be entered into as of August 23, 2006, by and among ERP, Equity Residential and the Underwriters

Settlement Date, Time and Place:

Delivery of documents on August 23, 2006, at 9:00 a.m. New York City time at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004; delivery of funds on August 23, 2006, in accordance with DTC procedures for the Underwritten Securities

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Exchangeable Debt Securities—Standard Underwriting Provisions” dated August 16, 2006 (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

For purposes of this transaction, the term “Time of Sale” as used in the Standard Underwriting Provisions and this Terms Agreement shall mean 8:30 a.m. on August 17, 2006.

The Time of Sale Information for this transaction shall constitute the following: (1) any scheduled Issuer Free Writing Prospectuses attached as exhibits hereto, (2) the Preliminary Prospectus Supplement dated August 15, 2006, together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement or the Preliminary Prospectus Supplement and the Base Prospectus.

EQR is a party to this Agreement (including the provisions incorporated herein by reference), solely with respect to the representations and warranties, and covenants and agreements, including without limitation its indemnification obligations, made by EQR hereunder.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

[SIGNATURE PAGE APPEARS NEXT]

Please accept this offer no later than 6:00 P.M. (New York City time) on August 16, 2006, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

	By:	/s/ Douglas Sesler
Name: Douglas Sesler
Title: Managing Director, Investment Banking

Acting on behalf of itself and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:	EQUITY RESIDENTIAL, not individually but as General Partner

	By:	/s/ Donna Brandin
Name: Donna Brandin
Title: Executive Vice President and Chief Financial Officer

EQUITY RESIDENTIAL

	By:	/s/ Donna Brandin
Name: Donna Brandin
Title: Executive Vice President and Chief Financial Officer

Annex A

ERP Operating Limited Partnership
Debt Securities
Standard Underwriting Provisions

Issuer Free Writing Prospectus

ERP Operating Limited Partnership

SEC-Registered Exchangeable Senior Notes Due 2026:

Issuer of Notes: ERP Operating Limited Partnership

Issuer of Common Shares:  Equity Residential

Ticker/Exchange for Common Shares: EQR/NYSE

Offering Size: $600,000,000

Over-allotment Option: $50,000,000

Principal Amount Per Note: $1,000.00

Issue Price Per Note: $987.50

Maturity: August 15, 2026

Interest Rate: 3.85%

Last Sale (8/16/06): $47.64

Exchange Premium: 28.04%

Exchange Price: $61.00

Contingent Exchange Trigger: 130%

Exchange Rate: 16.3934

Exchange Rate Cap: 20.9907

Redemption: August 18, 2011

Put Dates: August 18, 2011, August 15, 2016, August 15, 2021

Make Whole Upon Certain Change in Control Transactions (Additional Change in Control Shares)

	Stock Price
Effective Date	$47.64	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00

8/23/06	4.5973	2.1819	1.2716	0.7948	0.5353	0.3858	0.2145	0.1438
8/15/07	4.5973	2.0534	1.1280	0.6666	0.4289	0.2998	0.1637	0.1096
8/15/08	4.5973	1.8779	0.9466	0.5144	0.3104	0.2089	0.1145	0.0767
8/15/09	4.5973	1.6313	0.7100	0.3347	0.1837	0.1212	0.0691	0.0463
8/15/10	4.5973	1.2502	0.3850	0.1335	0.0694	0.0507	0.0320	0.0211
8/18/11	4.5973	0.2733	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(No additional change in control shares below $47.64 or equal to or above $150.00)

Trade Date: 8/16/2006

Settlement Date: 8/23/2006

CUSIP: 26884A AV 5

Sole-Bookrunner: Merrill Lynch & Co.

Co-Managers: Banc of America Securities LLC, Citigroup Global Markets Inc. & Morgan Stanley

The offering is being made only be means of a prospectus supplement and the accompanying prospectus.  Before you invest, you should read the prospectus, the prospectus supplements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

This announcement and any offer if made subsequently is directed only at persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC)  (“Qualified Investors”). Any person in the EEA who acquires the securities in any offer (an “investor”) or to whom any offer of the securities is made will be deemed to have represented and agreed that it is a Qualified Investor. Any investor will also be deemed to have represented and agreed that any securities acquired by it in the offer have not been acquired on behalf of persons in the EEA other than Qualified Investors or persons in the UK and other member states (where equivalent legislation exists) for whom the investor has authority to make decisions on a wholly discretionary basis, nor have the securities been acquired with a view to their offer or resale in the EEA to persons where this would result in a requirement for publication by the company, Merrill Lynch International (“MLI”) or any other manager of a prospectus pursuant to Article 3 of the Prospectus Directive. The company, MLI and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations and agreements.

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